Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement (Form S-8 No. 333-90221) pertaining to the Coca-Cola Enterprises Savings Plan for Organized Employees of Southern New England of our reports (a) dated February 6, 2004, with respect to the consolidated financial statements and schedule of Coca-Cola Enterprises Inc. included and/or incorporated by reference in Coca-Cola Enterprises Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2003, and (b) dated June 18, 2004, with respect to the financial statements and supplemental schedule of the Coca-Cola Enterprises Savings Plan for Organized Employees of Southern New England included in the Plan’s Annual Report (Form 11-K) for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

August 13, 2004